Exhibit 10.30

ORE PHARMACEUTICAL HOLDINGS INC.
2009 OMNIBUS EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Ore Pharmaceutical Holdings Inc. (the “Company”), pursuant to its 2009 Omninus Equity Incentive Plan (the “Plan”), hereby grants to Optionee an option to purchase the number of shares of the Company’s common stock set forth below.  This option is subject to all of the terms and conditions as set forth herein and in Attachments I, II and III, which are incorporated herein in their entirety.

Optionee:	_____________________
Date of Grant:	_____________________
Shares Subject to Option:	_____________________
Exercise Price Per Share:	_____________________
Expiration Date:	_____________________

____ Incentive Stock Option	____ Nonstatutory Stock Option

Exercise/Vesting Schedule:  [Insert Vesting Schedule]

Payment:  Any or a combination of the following: (i) by cash or check, (ii) pursuant to a Regulation T program, as set forth in the Stock Option Agreement or (iii) delivering shares of previously owned common stock, as set forth in the Stock Option Agreement.

Additional Terms/Acknowledgements:  The undersigned Optionee acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan.  Optionee further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionee and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionee under the Plan, and (ii) the following agreements only:

Other Agreements:	None

ORE PHARMACEUTICAL HOLDINGS INC.		OPTIONEE

By:
	Benjamin L. Palleiko	Signature

Title:	Senior Vice President & Chief Financial Officer

Date:		Date:

Attachment I:	Stock Option Agreement
Attachment II:	Notice of Exercise
Attachment III:	2009 Omnibus Equity Incentive Plan

ORE PHARMACEUTICAL HOLDINGS INC.

2009 OMNIBUS EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to the Grant Notice and this Stock Option Agreement, the Company has granted you an option to purchase the number of shares of the Company’s common stock (“Common Stock”) indicated in the Grant Notice at the exercise price indicated in the Grant Notice.  Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.           Vesting.  Subject to the limitations contained herein, your option will vest as provided in the Grant Notice, provided that vesting will cease upon the date you are no longer in the service of the Company either as an employee or a director or consultant ("Cessation of Service").

2.           Method Of Payment.

(a)           Payment Options.  Payment of the exercise price by cash or check is due in full upon exercise of all or any part of your option, provided that you may elect, to the extent permitted by applicable law and the Grant Notice, to make payment of the exercise price under one of the following alternatives:

(i)           Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(ii)           Provided that at the time of exercise the Company’s Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company’s reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

(iii)           Payment by a combination of the above methods.

3.           Whole Shares.  Your option may only be exercised for whole shares.

4.           Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

5.           Term.  The term of your option commences on the Date of Grant and expires upon the earliest of:

(i)           the Expiration Date indicated in the Grant Notice;

(ii)          the tenth (10th) anniversary of the Date of Grant;

(iii)         eighteen (18) months after your death, if your Cessation of Service is due to your death or you die within three (3) months after your Cessation of Service;

(iv)         twelve (12) months after your Cessation of Service due to disability;

(v)          your Cessation of Service for Cause; or

(vi)         three (3) months after your Cessation of Service for any other reason, provided that if during any part of such three (3)-month period the option is not exercisable solely because of the condition set forth in paragraph 4 (Securities Law Compliance), in which event the option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the Cessation of Service.

For these purposes, “Cause” shall mean willful conduct that is materially injurious to the Company (or any Affiliate) or any successor thereto, whether financial or otherwise.

To obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the grant date of the option and ending on the day three (3) months before the date of the option’s exercise, you must be an employee of the Company, except in the event of your death or permanent and total disability.  The Company cannot guarantee that your option will be treated as an “incentive stock option” if you exercise your option more than three (3) months after the date your employment with the Company terminates.

6.           Exercise.

(a)           You may exercise the vested portion of your option during its term (and the unvested portion of your option if the Grant Notice so permits) by delivering a Notice of Exercise (in the form attached to your Grant Notice or other form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)           By exercising your option you agree that:

(i)           as a condition to any exercise of your option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise; and

(ii)           you will notify the Company in writing within ten (10) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of an incentive stock option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

7.           Transferability.  Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

8.           Option Not a Service Contract.  Your option is not an employment contract and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company.  In addition, nothing in your option shall obligate the Company, its shareholders, Board of Directors, officers or employees to continue any relationship which you might have as a Director or Consultant for the Company.

9.           Notices.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

In the event you are a non-employee participant, you hereby consent to receiving all plan documents, including the plan prospectus, the Company's most recent annual report on Form 10-K, and all other documents sent to shareholders of the Company in electronic form, either via email or via a link to a web site provided by the Company.  You also understand that you may request paper copies of any such documents at any time.

Governing Plan Document.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, including without limitation the provisions of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

NOTICE OF EXERCISE
ORE PHARMACEUTICAL HOLDINGS INC.
2009 OMNIBUS EQUITY INCENTIVE PLAN (THE "PLAN")

Attn: Chief Financial Officer
Ore Pharmaceutical Holdings Inc.
One Main Street, Suite #300
Cambridge, MA 02142

Gentlemen:

1.           Exercise of Stock Option.  I hereby exercise the [Insert Type] ______________Stock Option (the "Stock Option") granted to me on ____________________, 200__, by Ore Pharmaceutical Holdings Inc. (the “Company”), subject to all the terms and provisions thereof and of the Plan, and notify you of my desire to purchase ____________ shares (the “Shares”) of Common Stock of the Company at a price of $___________ per share pursuant to the exercise of said Stock Option.

2.           Tax Consequences.  I am not relying upon the Company for any tax advice in connection with this option exercise, but rather am relying on my own personal tax advisors in connection with the exercise of the Stock Option and any subsequent disposition of the Shares.

3.           Tax Withholding.  I understand that, in the case of a nonqualified stock option, I must submit upon demand from the Company an amount in cash or cash equivalents sufficient to satisfy any federal, state or local tax withholding applicable to this Stock Option exercise, in addition to the purchase price enclosed, or make such other arrangements for such tax withholding that are satisfactory to the Company, in its sole discretion, in order for this exercise to be effective.

Total Amount Enclosed:  $__________

Date:___________________                          ____________________________________
(Optionee)

Received by Ore Pharmaceutical Holdings Inc.

On:_________________________, 20___

By:_________________________________